Penny King Holdings Corporation
                      National Capital Merchant Group, Ltd.
                              613 Coral Reef Drive
                          Gaithersburg, Maryland 20878
                       (240) 683-8844; Fax (520) 447-1285


                     FINANCIAL CONSULTING SERVICES AGREEMENT
                     ---------------------------------------


         This Financial Consulting Services Agreement (The Agreement) is entered this 5th day of December , 2001 by and between Penny King Holdings Corporation, a Delaware Corporation, and National Capital Merchant Group, Ltd. (Consultant) a Bahamas Corporation and FONECASH, INC., (Client), a Delaware Corporation, with reference to the following:

                                    RECITALS

         A. The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultants experience, skills, abilities, knowledge, and background to facilitate long range strategic planning, and to advise the Client in business and/or financial matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein;

         B. The Consultant agrees to be engaged and retained by the Client and upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.  Engagement.  Client hereby  engages  Consultant on a  non-exclusive
             ----------
basis, and Consultant hereby accepts the engagement to become a financial consultant to the Client and to render such advice, consultation, information, and services to the Directors and/or Officers of the Client regarding general financial and business matters including, but not limited to:

               A. Mergers and acquisitions advisory, reorganizations, reverse mergers, divestitures, and capital sources, due diligence studies; and

               B. Capital structures, banking methods and systems, financial transactions; and

               C. Periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be of interest or concern to the Client or the Clients business; and

               D. Broker/dealer and institutional investor relations for Client.

               It shall be expressly understood that Consultant shall not provide any advice or services to Client with respect to any proposed offering of securities by Client or any affiliate. Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Clients name or on behalf of Client in any manner.

         2. Term. The term (Term) of this  Agreement  shall commence on the date
            ----
hereof and continue for twelve ( 12 ) months. Both parties upon terms and conditions agreed to by the parties, unless or until the Agreement is terminated, may extend the Agreement upon agreement. Either party may cancel this Agreement upon five days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

         3. Compensation and Fees. As consideration for Consultant entering into
            ---------------------
this Agreement, Client shall pay Consultant the following:

               A. A cash engagement fee (Engagement Fee) of $25,000, payable in the form of Two Hundred Fifty Thousand (250,000) free trading shares of FONECASH, INC.(symbol FCSH OTC BB) upon the execution of this Agreement.

               B. Certificates representing an aggregate of Two Million Five Hundred Thousand (2,500,000) shares of common stock, $.0001 par value, of Client (the Shares). The Shares, when issued to Consultant, will be duly authorized, validly issued and outstanding, fully paid and non assessable and will not be subject to any liens or encumbrances.

               C. Warrants to purchase shares of common stock of Client in the amount of Two Million Five Hundred Thousand (2,500,000) warrants or options exercisable at $.20 per share on or prior to three (3) years from the date hereof.

               Securities shall be issued to Consultant in accordance with a mutually acceptable plan of issuance as to relieve securities or Consultant from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions. The sum of $250,000.00 cash to be released to Client within five (5) business days of delivery of the shares, warrants and engagement fee to Escrow Agent as determined by Consultant.

         4.   Exclusivity;   Performance;   Confidentiality.   The  services  of
              ---------------------------------------------
Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to services to Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

         5. Independent Contractor. In its performance hereunder, Consultant and
            -----------------------
its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

         6. Miscellaneous.  No waiver of any of the provisions of this Agreement
            -------------
shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements and negotiations. There are no third party beneficiaries of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.


                                             "Client"

                                             /s/ Daniel E. Charboneau
                                             -----------------------------------
                                          By:Daniel E. Charboneau, its President



                                             "Consultant"

                                             /s/ Gabor Sandor Acs
                                          By:Gabor Sandor Acs, its President
                                             -----------------------------------
                                             For: Penny King Holding Corporation



                                             /s/ Tim R.Chamberlain
                                             -----------------------------------
                                             By Tim R. Chamberlain
                                             For: National Capital
                                             Merchant Group, Ltd

                              DELIVERY INSTRUCTIONS

                    BY MAIL: Penny King Holdings Corporation
                      National Capital Merchant Group, Ltd.
                            c/o 613 Coral Reef Drive
                          Gaithersburg, Maryland 20878




          Daniel E. Charboneau,
          President 90 Park Avenue,
          Suite 1700
          New York, NY 10016